Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. ELECTS MICHAEL C. PLANSKY

TO BOARD OF DIRECTORS

NEW YORK, NY, July 20, 2011 – ANN INC. (NYSE: ANN) today announced that Michael C. Plansky has been elected to its Board of Directors, effective immediately.

Mr. Plansky, 61, brings 35 years of experience at KPMG LLP where he served in a variety of senior leadership positions until his retirement in 2010. From 2005-2009, he was the National Partner in Charge, Risk Management – Audit, and Regional Risk Management Partner, serving on the firm’s Professional Practice Committee and having responsibility for oversight of risk management for the Americas region. Mr. Plansky also served as the firm’s Ombudsman and a member of its Legal and Compliance Committee and Management Review Panel. Earlier in his tenure, he held the roles of Lead Audit Engagement Partner, SEC Reviewing Partner and National Director of the firm’s Consumer Products Practice, serving a broad range of global public companies.

Mr. Plansky was also an Adjunct Associate Professor at New York University’s Leonard N. Stern School of Business.

Ron Hovsepian, Non-Executive Chairman of the Board, said, “We are pleased to welcome Michael Plansky to ANN INC.’s Board and look forward to his involvement and contributions. Michael’s extensive accounting background, including his expertise in audit and risk management, will be invaluable, and he brings deep experience in the consumer products industry.”

The appointment of Mr. Plansky increases the size of the ANN INC. Board to 10 members, nine of whom are independent.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 923 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of April 30, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

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Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199